Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Emergent BioSolutions Inc. pertaining to the registration of 7,806,319 shares of common stock under the Employee Stock Option Plan, as amended and restated, the 2006 Stock Incentive Plan and individual director option agreements of our report dated May 23, 2006, except for Note 17, as to which the date is October 27, 2006, with respect to the consolidated financial statements included in the Prospectus filed on November 15, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (No. 333-136622), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
McLean, Virginia
December 4, 2006